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GENERAL DYNAMICS

3190 Fairview Park Drive
Falls Church, VA 22042-4523
www.generaldynamics.com                          NEWS
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                                                 March 2, 1999
                                                 Contact: Norine Lyons
                                                 Tel 703 876 3190
                                                 Fax 703 876 3186
                                                 nlyons@generaldynamics.com




GENERAL DYNAMICS TO RECEIVE
TAX REFUND IN SECOND QUARTER

FALLS CHURCH, VA. - General Dynamics (NYSE:GD) was notified today that the Joint Committee on Taxation has approved the settlement of the company's tax refund claims for research and experimentation tax credits for 1987 through 1989. The company expects to net approximately $250 million in after-tax cash during the second quarter of 1999; this includes settlement amounts carried forward from tax years 1981 through 1986. General Dynamics is determining the income effect of these settlements and expects to recognize substantial income from the event in the first quarter of 1999.

General Dynamics had announced in the third quarter of 1998 that it received approximately $20 million in tax refunds, and that it anticipated approximately $300 million to follow this year. The company still has a $78 million refund claim pending before the Internal Revenue Service related to research and experimentation tax credits for 1990.

General Dynamics, headquartered in Falls Church, Virginia, supplies sophisticated defense systems to the United States and its allies. The company has 31,000 employees and had 1998 sales of $5 billion.


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